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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13D
                                (Rule 13d-101)


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 1)*

                             ERLY Industries Inc.
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                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                   26883910
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                                (CUSIP Number)


Nanette N. Kelley, The Powell Group, P.O. Box 788, Baton Rouge, Louisiana 70821
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 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                 July 30, 1997
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            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box    [ ]


NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                        (Continued on following pages)

                              (Page 1 of 4 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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     This Amendment No. 1 ("Amendment No. 1") amends and supplements the
Schedule 13D, relating to the common stock, $.01 par value per share, of ERLY Industries Inc., a California corporation (the "Company"), previously filed by The Powell Group, Farmers Rice Milling Company, Inc., Nanette N. Kelley, First Global Securities, Inc. and Noble B. Trenham.

     1. Item 4 of the Schedule 13D, "Purpose of Transaction," is hereby amended to add the following:

     On July 30, 1997, Farmers Rice Milling Company, Inc. and Nanette N. Kelley delivered to the Company a request to inspect the accounting books and records of the Company on August 6, 1997. A copy of the request is attached to this Amendment No. 1 as Exhibit 1 and is incorporated herein by reference.

     2. Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is hereby amended to add the following:

         1. Request to inspect accounting books and records of ERLY Industries Inc., dated July 30, 1997.

     3. Except as specifically provided herein, this Amendment No. 1 does not modify any of the information previously reported on the Schedule 13D.

                                    2 of 4
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 31, 1997            The Powell Group


                                By: /s/ Nanette N. Kelley
                                   -----------------------------------------
                                Name:  Nanette N. Kelley
                                Title: President and Chief Executive Officer


Date:  July 31, 1997            Farmers Rice Milling Company, Inc.


                                By: /s/ Nanette N. Kelley
                                   -----------------------------------------
                                Name:  Nanette N. Kelley
                                Title: President and Chief Executive Officer


Date:  July 31, 1997                /s/ Nanette N. Kelley
                                --------------------------------------------
                                Nanette N. Kelley


Date:  July 31, 1997            First Global Securities, Inc.


                                By: /s/ Noble B. Trenham
                                   -----------------------------------------
                                Name:  Noble B. Trenham
                                Title: Co-Chairman


Date:  July 31, 1997                /s/ Noble B. Trenham
                                --------------------------------------------
                                Noble B. Trenham

                                    3 of 4
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                                 EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------

1. Request to inspect accounting books and records of ERLY Industries Inc., dated July 30, 1997.

                                    4 of 4